Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-284923 and 333-284924) and Form S-1 (No. 333-284921) of ProShares Trust II of our report dated February 26, 2026 relating to the combined financial statements of ProShares Trust II, the individual financial statements of each of the funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

February 26, 2026